Exhibit 10.9

COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT

IN RESPECT OF CONTRACTS, LICENSES AND PERMITS

(OPCO’S CONTRACT ASSIGNMENT)

Effective Date as of February 27, 2020

1.           PARTIES. PHR GANO OPCO SUB, LLC, a Delaware limited liability company, having its chief executive office and principal place of business at c/o Procaccianti Companies, 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (hereinafter called “Tenant”) hereby assigns, transfers, sets over, pledges and, if applicable, delivers, to GANO HOLDINGS, LLC, a Rhode Island limited liability company, having its chief executive office and principal place of business at c/o Procaccianti Companies, 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (hereinafter called “Landlord”), and hereby grants to Landlord a continuing security interest in all of the Assigned Contracts and Permits (as defined herein) to secure the Obligations (as defined herein).

2.           LEASE AGREEMENT; DEFINED TERMS. This Collateral Assignment and Security Agreement in Respect of Contracts, Licenses and Permits (“Collateral Assignment” or “Agreement”) is given in accordance with that certain lease dated as of even date herewith by and among Tenant and Landlord (the “Operating Lease”). Reference is hereby made to that certain Omnibus Amendment, Assignment, Assumption, Release and Reaffirmation Agreement dated as of even date herewith by and among (i) Landlord, as Borrower, (ii) East Boston Savings Bank (“Bank”), and (iii) James Procaccianti and other entities affiliated with Borrower (collectively defined therein and hereinafter referred to as the “Procaccianti Parties”) (as the same may be amended from time to time, the “Omnibus Agreement”), pursuant to which Bank has agreed to further increase and modify the terms of the Prior Loan (as “Prior Loan” is defined in the Omnibus Agreement; and as so further increased and modified, the “Loan”). CAPITALIZED TERMS NOT OTHERWISE SPECIFICALLY DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM BY THE OMNIBUS AGREEMENT.

3.           ASSIGNED CONTRACTS AND PERMITS. The term “Assigned Contracts and Permits” shall mean all of Tenant’s right, title and interest in and to all contracts, licenses, permits, approvals, agreements and warranties, whether now owned or hereafter acquired, and all proceeds and products thereof, and all accounts, contract rights and general intangibles related thereto, which are in any manner related to any or all of the following: (a) the land located at 220 India Street, Providence, Rhode Island, and which is more particularly described on Exhibit A attached hereto (the “Land”); and (b) all Improvements now or hereafter located on the Land and all Improvements to be constructed on the Land (the Land and all such Improvements being hereinafter together called the “Property”).

The Assigned Contracts and Permits include, but are not limited to, those described on Schedule A which is annexed hereto and made a part hereof.

4.           OBLIGATIONS. The term “Obligations” shall mean:

A.        The full and prompt payment and performance of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Tenant under and pursuant to the Operating Lease;

B.        The payment of all costs, expenses, legal fees and liabilities incurred by Landlord in connection with the enforcement of any of Landlord’s rights or remedies under this Collateral Assignment or any other instrument, agreement or document which evidences or secures any other Obligations or collateral therefor, whether now in effect or hereafter executed; and

C.        The payment, performance, discharge and satisfaction of all other liabilities and obligations of Tenant to Landlord, whether now existing or hereafter arising, direct or indirect, absolute or contingent and each amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to herein or in the Operating Lease or executed in connection with the transactions contemplated hereby or thereby.

5.           COVENANTS, WARRANTIES AND REPRESENTATIONS. Tenant covenants with Landlord that, and warrants and represents to Landlord that:

5.1       Tenant is and shall be the holder of the Assigned Contracts and Permits free and clear of all pledges, liens, security interests and other encumbrances of every nature whatsoever except in favor of (i) Landlord, pursuant to this Agreement, and (ii) Bank, pursuant to that certain Collateral Assignment and Security Agreement In Respect of Contracts, Licenses and Permits from Landlord to Bank of even date herewith (the “Landlord Collateral Assignment”) and/or the Pledge Agreement Regarding Liquor License from Landlord to Bank of even date herewith (the “License Pledge”);

5.2       Tenant has the full right, power and authority to assign, and to grant the pledge of and security interest in, the Assigned Contracts and Permits as herein provided;

5.3       The execution, delivery and performance of this Collateral Assignment by Tenant does not and will not result in the violation of any mortgage, indenture, contract, instrument, agreement, judgment, decree, order, statute, rule or regulation to which Tenant is subject or by which it or any of its property is bound;

5.4       Tenant shall not make any other assignment of, or permit any pledge, lien, security interest or encumbrance to exist with respect to, the Assigned Contracts and Permits except in favor of Landlord pursuant to this Agreement, and Bank pursuant to the Loan Documents, and Tenant shall not otherwise transfer, assign, sell or exchange its interest in the Assigned Contracts and Permits;

5.5       To the extent requested by Landlord or Bank, a true and complete copy of each Assigned Contract and Permit which now exists and which is evidenced by a written agreement or document has been delivered to Landlord and Bank or if otherwise requested by

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Landlord and/or Bank, a true and complete copy of each Assigned Contract and Permit which becomes effective or is issued in the future shall be promptly delivered to Landlord and Bank;

5.6       Each Assigned Contract and Permit presently in existence is in full force and effect, is valid and enforceable against Tenant (and to the best of Tenant’s knowledge, against all other parties thereto) in accordance with its terms (subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of remedies of specific enforcement, subject to the discretion of the court before which proceedings therefor may be brought); has not been modified in any material respect except as has been disclosed to Landlord in writing; and, to the best of Tenant’s knowledge, no default exists thereunder on the part of any party thereto. Each Assigned Contract and Permit which comes into existence after the date hereof shall be valid and enforceable against Tenant (and to the best of Tenant’s knowledge, against all other parties thereto) in accordance with its terms (subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of remedies of specific enforcement, subject to the discretion of the court before which proceedings therefor may be brought);

5.7       No Assigned Contract and Permit shall be amended, modified or changed in any material respect, have any of its material terms waived by Tenant, or be canceled or terminated, without Landlord’s prior written consent in each instance;

5.8       Tenant shall pay and perform all of its obligations under or with respect to each Assigned Contract and Permit and not permit any default by it to exist with respect thereto. Tenant shall exercise all commercially reasonable efforts necessary to enforce or secure performance by any other party to each Assigned Contract and Permit; and

5.9       In the case of any contract, license, permit, approval, agreement or warranty relating to the Property which cannot be assigned by Tenant to Landlord without the consent of a third party and which consent has not yet been obtained, upon Landlord’s written request, Tenant shall make all commercially reasonable efforts to obtain such consent.

6.           RIGHTS OF TENANT PRIOR TO DEFAULT. So long as there exists no Event of Default, Tenant shall have and may exercise all rights as the owner or holder of the Assigned Contracts and Permits which are lawful and are not inconsistent with the provisions of the Landlord Collateral Assignment. Upon any event of default under the Operating Lease (continuing beyond applicable notice and cure periods) or any exercise of Bank’s rights under the Landlord Collateral Assignment and upon written notice to Landlord and Tenant, the right described in the preceding sentence shall cease and terminate, and in such event Landlord is hereby expressly and irrevocably authorized, but not required, to exercise every right, option, power or authority inuring to Tenant under any one or more of the Assigned Contracts and Permits as fully as Tenant could itself. Notwithstanding the foregoing or anything else to the contrary in this Agreement, as long as the Loan remains outstanding and prior to the discharge in full of all obligations in favor of Bank arising out of the Loan Documents, Landlord agrees that (i) Landlord shall not take any enforcement action under this Agreement or otherwise exercise any legal and equitable remedies with respect to the Assigned Contracts and Permits, and (ii) Bank shall have the exclusive right to pursue any enforcement action with respect to the Assigned Contracts and Permits upon the

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occurrence of an Event of Default, in accordance with the terms of the Landlord Collateral Assignment and any other Loan Document.

7.           IRREVOCABLE DIRECTION. Tenant hereby irrevocably directs the contracting party to, or grantor or licensor of, any such Assigned Contract and Permit, to the extent not prohibited by either such Assigned Contract and Permit or applicable law, or to the extent permitted under any recognition or other agreement executed by such grantor or licensor, upon demand and after (i) notice from Landlord of an event of default under the Operating Lease (continuing beyond applicable notice and cure periods) or (ii) any exercise of Bank’s rights under the Landlord Collateral Assignment Bank, to recognize and accept Landlord as the holder of such Assigned Contract and Permit for any and all purposes as fully as it would recognize and accept Tenant and the performance of Tenant thereunder. Tenant does hereby constitute and appoint Landlord, while this Collateral Assignment remains in force and effect, irrevocably, and with full power of substitution and revocation, its true and lawful attorney for and in its name, place and stead, after the occurrence and during the continuance of such an Event of Default, to demand and enforce compliance with all the terms and conditions of the Assigned Contracts and Permits and all benefits accrued thereunder, whether at law, in equity or otherwise.

8.           UCC RIGHTS AND REMEDIES. Further, and without limitation of the foregoing rights and remedies, upon the occurrence and during the continuance of any Event of Default, Landlord shall have the rights and remedies of a secured party under the Uniform Commercial Code, as enacted in the Commonwealth of Massachusetts and in the State where the Property is located, with respect to the Assigned Contracts and Permits, in addition to the rights and remedies otherwise provided for herein or by law or in equity or in any other Loan Document. The Landlord shall give Tenant ten (10) days' prior written notice of the time and place of any public sale of any such Assigned Contract and Permit or the time after which any private sale or any other intended disposition is to be made. After deducting all expenses incurred in connection with the enforcement of its rights hereunder, Landlord shall cause the proceeds of the Assigned Contracts and Permits to be applied to the Obligations in such order as Landlord may determine and Tenant shall remain liable for any deficiency.

9.           INDEMNIFICATION. Tenant hereby agrees to indemnify and to defend and hold Landlord harmless against and from all liability, loss, damage and expense, including reasonable attorneys' fees, which Landlord may or shall incur by reason of this Agreement, or by reason of any commercially reasonable action taken in good faith by Landlord hereunder or with respect to the Assigned Contracts and Permits, and against and from any and all claims and demands whatsoever which may be asserted against Landlord by reason of any alleged obligation or undertaking on its part to perform or discharge any of the terms, covenants and conditions contained in any of the Assigned Contracts and Permits. Notwithstanding the foregoing, Tenant shall have no obligation to indemnify Landlord against any liability, loss, damage or expense which is directly caused by Landlord’s own gross negligence or willful misconduct. TENANT SHALL INDEMNIFY LANDLORD REGARDLESS OF WHETHER THE ACT, OMISSION, FACTS, CIRCUMSTANCES OR CONDITIONS GIVING RISE TO SUCH INDEMNIFICATION WERE CAUSED IN WHOLE OR IN PART BY LANDLORD’S SIMPLE (BUT NOT GROSS) NEGLIGENCE. Should Landlord incur any such liability, loss, damage or expense, the amount thereof, together with interest thereon at the Default Rate of

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interest under the Note, shall be payable by Tenant to Landlord immediately upon demand, or at the option of Landlord, Landlord may reimburse itself therefor out of any receipts, rents, income or profits of the Property collected by Landlord before the application of such receipts, rents, income or profits to any other Obligations.

10.         LANDLORD NOT OBLIGATED. Nothing contained herein or elsewhere shall operate to obligate, or be construed to obligate, Landlord to perform any of the terms, covenants or conditions contained in any of the Assigned Contracts and Permits or otherwise to impose any obligation upon Landlord with respect to the Assigned Contracts and Permits prior to written notice by Landlord to Tenant of Landlord’s election to assume Tenant’s obligations under one or more of the Assigned Contracts and Permits. Prior to such written notice from Landlord of such election, this Agreement shall not operate to place upon Landlord any responsibility for the payment, performance or observance of any obligation, requirement or condition under any such Assigned Contract and Permit, or under any agreement in respect to any such Assigned Contract and Permit, and the execution of this Agreement by Tenant shall constitute conclusive evidence that all responsibility for the operation, control, care, management and repair of the Property as well as the payment, performance or observance of any obligation, requirement or condition under the Assigned Contracts and Permits is and shall be that of Tenant, prior to written notice from Landlord of such election. Even if Landlord does exercise its rights, it shall be liable to the other contracting parties only during the period that it is exercising the rights of Tenant under the Assigned Contracts and Permits, and at all times Tenant retains the obligation to reimburse Landlord promptly upon demand or otherwise pay when due all obligations incurred in connection with the Assigned Contracts and Permits.

11.         FURTHER ASSURANCES; UCC FILINGS. Tenant agrees to execute and deliver to Landlord, at any time or times during which this Agreement shall be in effect, such further instruments as Landlord in good faith may deem necessary to make effective this Agreement, the security interest created hereby and the covenants of Tenant herein contained. To evidence such security interest, Landlord is expressly authorized to file (without the signature of Tenant) Uniform Commercial Code financing statements and continuation statements or other amendments in a form reasonably satisfactory to Landlord, pursuant to the provisions of the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts. Tenant shall pay all costs for the preparation and filing thereof.

12.         NO WAIVER; CUMULATIVE RIGHTS. Failure of Landlord to avail itself of any of the terms, covenants, and conditions of this Agreement for any period of time, or at any time or times, shall not be construed or deemed to be a waiver of any of its rights hereunder. The rights and remedies of Landlord under this Collateral Assignment are cumulative and are not in lieu of, but are in addition to, any other rights and remedies which Landlord shall have under or by virtue of the Obligations and the Operating Lease. The rights and remedies of Landlord hereunder may be exercised from time to time and as often as such exercise is deemed expedient by Landlord.

13.         LANDLORD; RIGHT TO ASSIGN. Tenant agrees that upon any sale or transfer of the Operating Lease or Loan Documents, or upon any Person acquiring the Property or any interest therein, Landlord may deliver to the purchaser or transferee the Assigned Contracts and Permits and may assign to such purchaser or transferee the rights of Landlord hereunder, who shall

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thereupon become vested with all powers and rights given to Landlord in respect thereto, and Landlord shall be forever relieved and fully discharged from any liability or responsibility thereafter accruing in connection therewith. In no event shall Landlord be liable with respect to, or on account of, the Assigned Contracts and Permits, except for the safekeeping of any instruments actually delivered to Landlord pursuant hereto, and Landlord shall specifically have no obligation to enforce any rights against any contractor, or grantor or issuer.

14.         COPIES OF DEFAULT NOTICES. Tenant agrees to provide Landlord and Bank promptly, but in any event within five (5) Business Days after receipt or knowledge thereof by Tenant, with copies of any and all notices received by Tenant which allege, either directly or indirectly, that Tenant is in default of, or deficient in the performance of the terms of any obligation of Tenant under, any Assigned Contract and Permit which is material to the ownership and operation of the Property, or that any fact or circumstance exists which could reasonably lead to the termination, suspension, revocation or loss of any Assigned Contract and Permit which is material to the ownership and operation of the Property.

15.         NOTICES. Any notices given pursuant to this Agreement shall be sufficient only if given in the manner provided for in Section 12.5 of the Operating Lease to the relevant party’s address first noted above, provided also, however, that any notices to be given by or to the Bank shall be delivered in hand, or by any delivery service regularly requesting a signed receipt upon delivery.

16.         SUCCESSORS AND ASSIGNS. All of the agreements, obligations, undertakings, representations and warranties herein made by Tenant shall inure to the benefit of Landlord and Landlord’s successors and assigns and shall bind Tenant and its successors and assigns.

17.         CAPTIONS AND HEADINGS. Captions and headings in this Agreement are intended solely for the convenience of the parties and shall not be considered in the determination of the meaning of any provision hereof.

18.         COUNTERPARTS. This Collateral Assignment may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Collateral Assignment is sought.

19.         GOVERNING LAW. This Collateral Assignment shall be enforced and construed in accordance with the substantive law of the Commonwealth of Massachusetts without resort to that state’s conflict of laws rules.

20.         SEVERABILITY. If any provision of this Collateral Assignment is held to be invalid, illegal or unenforceable in any respect, this Collateral Assignment shall be construed without such provision and the validity, legality and enforceability of the remaining provisions of this Collateral Assignment shall not be affected thereby.

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21.         OTHER SECURITY AGREEMENTS. This Collateral Assignment shall not be deemed to affect, limit, modify or otherwise have any impact on, or be affected, limited, modified or otherwise impacted by, any other security agreement or similar instrument given by Tenant, Landlord or any other debtor in connection with the Operating Lease, the Loan or the Loan Documents. Notwithstanding anything to the contrary herein contained, this Collateral Assignment shall be deemed supplemental to, and not in derogation of, any such security agreement or similar instrument now or hereafter executed by Tenant or any other debtor in favor of Landlord or Bank.

[Rest of page intentionally left blank; signatures on following page(s).]

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IN WITNESS WHEREOF, Tenant has caused this Collateral Assignment to be duly executed and delivered, as a sealed instrument, as of the date first above written.

TENANT:

PHR GANO OPCO SUB, LLC,
a Delaware limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Authorized Signatory

SCHEDULE A

Contracts, Licenses and Permits

1.	Hotel Management Agreement with _________________, of even date herewith.

2.	Franchise Agreement with _________________, dated _____________.

3.	Other, including those specifically listed below:

a.
b.

EXHIBIT A

Legal Description of Land

PARCEL ONE (Fee Estate)

That certain tract or parcel of land, together with all buildings and improvements thereon located westerly of India Street and Tockwotton Street, in the City of Providence, County of Providence and State of Rhode Island, being bounded and described as follows:

Beginning at a point in the terminus of India Street, said point, being the most southwesterly corner of the herein described parcel;

Thence running in a northwesterly direction, by and with land now or formerly of the State of Rhode Island, a distance of 199.16 feet to a corner, said corner being the most southwesterly corner of the herein described parcel;

Thence turning an interior angle of 106° 04’ 16” and running in a northerly direction, by and with the aforementioned State of Rhode Island land, a distance of 148.27 feet to a corner, said corner being the most northwesterly corner of the herein described parcel;

Thence turning an interior angle of 126° 47’ 47” and running in a northeasterly direction, by and with the southerly State Freeway Line of Route 195, a distance of 31.22 feet to a point;

Thence turning an interior angle of 139° 01’ 22” and running in an easterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 91.64 feet to a point;

Thence turning an interior angle of 348° 01’ 18” and running in a northeasterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 44.34 feet to a point;

Thence turning an interior angle of 22° 46’ 24” and running in a northeasterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 64.59 feet to a point;

Thence turning an interior angle of 157° 13’ 36” and running in a southeasterly direction, by and with the aforementioned State Freeway Line of Route 195, a distance of 111.70 feet to corner, said corner being the most northeasterly corner of the herein described parcel;

Thence turning an interior angle of 90° 00’ 00” and running in a southwesterly direction, by and with the terminus of Tockwotton Street, a distance of 25.00 feet to a corner, said corner being the southwesterly corner of Tockwotton Street;

Thence turning an interior angle of 179° 38’ 45” and continuing in a southwesterly direction by and with land now or formerly of Brown University, a distance of 161.01 feet to a corner, said corner being the most southwesterly corner of said Brown University land;

Thence turning an interior angle of 180° 26’ 00” and continuing in a southwesterly direction, by and with the previously mentioned terminus of India Street, a distance of 25.08 feet to the point and place of beginning;

The last course making an angle of 90° 00’ 00” with the first herein described course.

PARCEL TWO (Leasehold Estate)

That certain tract or parcel of land, together with all buildings and improvements thereon, located westerly of India and Tockwotton Streets, in the City of Providence, County of Providence, State of Rhode Island, being bounded and described as follows:

Beginning at a point in the westerly terminus of India Street, said point being the most southeasterly corner of land now or formerly of Gano Holdings, LLC;

Thence running in a southerly direction, by and with the aforementioned westerly terminus of India Street, a distance of 26.27 feet to a corner, said corner being the most southerly end of westerly terminus of India Street, said corner also being the most southeasterly corner of the herein described parcel;

Thence turning an interior angle of 91° 03’ 58” and running in a westerly direction, by and with the northerly Highway Line of I-195, a distance of 146.26 feet to a point;

Thence turning an interior angle of 174° 13’ 07” and continuing in a westerly direction, by and with the aforementioned northerly Highway Line of I-195, a distance of 39.55 feet to a point;

Thence turning an interior angle of 165° 24’ 18” and running in a northwesterly direction, by and with the aforementioned northerly Highway Line of I-195, a distance of 28.27 feet to a point;

Thence turning an interior angle of 162° 37’ 37” and continuing in a northwesterly direction, by and with the aforementioned westerly Highway Line of I-195, a distance of 10.76 feet to a point;

Thence turning an interior angle of 153° 59’ 11” and continuing in a northwesterly direction, by and with the aforementioned westerly Highway Line of I-195, a distance of 10.76 feet to a point;

Thence turning an interior angle of 169° 22’ 07” and continuing in a northwesterly direction, by and with the aforementioned westerly Highway Line of I-195, a distance of 124.00 feet to a corner, said corner being the most westerly corner of the herein described parcel;

Thence turning an interior angle of 120° 51’ 49” and running in a northeasterly direction, by and with the aforementioned westerly Highway Line of I-195, a distance of 30.19 feet to a corner, said corner being the most northwesterly corner of and now or formerly of Gano Holdings, LLC, said corner also being the most northerly corner of the herein described parcel;

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Thence turning an interior angle of 58° 58’ 09” and running in a southeasterly direction, by and with the aforementioned Gano Holdings, LLC land a distance of 148.27 feet to a corner, said corner being the most southwesterly corner of land now or formerly of Gano Holdings, LLC;

Thence turning an interior angle of 283° 55’ 44” and running in an easterly direction, by and with the aforementioned Gano Holdings, LLC land, a distance of 199.16 feet to the point and place of beginning.

The last course making an angle of 90° 00’ 00” with the first herein described course.

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